Exhibit 5.1
Snell & Wilmer, LLP
March 24, 2006
White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034
Re: White Electronic Designs Corporation 2006 Director Restricted Stock Plan
Ladies and Gentlemen:
     We have acted as counsel to White Electronic Designs Corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 216,666 shares of the Company’s common stock, par value $0.10 per share (the “Shares”) reserved for issuance under the White Electronic Designs Corporation 2006 Director Restricted Stock Plan (the “Plan”).
     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.
     Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.
     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.
     In rendering this opinion, we have assumed (i) the genuineness of all signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; (ii) the accuracy, completeness, and genuineness of all representations and certifications with respect to factual matters, made to us by officers of the Company and public officials; and (iii) the accuracy and completeness of Company records.
      The opinions expressed herein are based upon the law and other matters in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,
/s/ SNELL & WILMER L.L.P.